FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
Jessica Batt 703.251.8634
Date: August 3, 2022		IR@maximus.com

Maximus Reports Fiscal Year 2022 Third Quarter Results
- Awards and Strong Pipeline Support Base and Drive Longer-Term Growth -
(Tysons, Va. - August 3, 2022) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and nine months ended June 30, 2022.
Highlights for the third quarter of fiscal year 2022 include:
•Revenue decreased $118 million to $1.13 billion, compared to $1.24 billion for the prior year period, which is net of a $413 million expected decline in short-term COVID-19 response work. This decrease was offset by organic growth and acquired growth from the U.S. Federal Services Segment acquisitions.
•Operating margin was 4.8%, or 6.9% adjusting for amortization of intangible assets. Diluted earnings per share were $0.51, or $0.78 adjusting for amortization of intangible assets.
•Earnings negatively impacted by a contract in Outside the U.S. Segment requiring a write-down of $11.7 million, or $0.14 of diluted earnings per share. As a result, the company is revising earnings guidance for fiscal year 2022, with earnings per share estimated to range between $2.85 and $3.05 per share, or $3.95 to $4.15 per share adjusting for amortization of intangible assets. Revenue guidance midpoint of $4.6 billion is unchanged from prior guidance with ranges tightened to between $4.55 billion and $4.65 billion.
•Year-to-date signed contract awards at June 30, 2022, totaled $4.02 billion and contracts pending (awarded but unsigned) totaled $476 million.
•A quarterly cash dividend of $0.28 per share payable on August 31, 2022, to shareholders of record on August 15, 2022.
"Despite near-term headwinds as COVID work subsides and the Public Health Emergency (PHE) continues, Maximus is well-positioned for future growth as evidenced by our strong new work awards and pipeline, and capacity to take on anticipated volume expansion in our core programs," shared Bruce Caswell, President and Chief Executive Officer. "Our recently refreshed strategic plan sharpens our focus while expanding our addressable market substantially. Already, we see early points on the board in the form of wins related to our Future of Health and Technology Services growth pillars."
Caswell continued, "While near term pandemic-related disruptions remain out of our control, I am pleased with how we’ve taken control in other areas, advanced our capabilities, and positioned for future organic growth, some of which has been years in the making. As evidence of this, for the first time we were recently ranked by Washington Technology as a top 20 U.S. Federal contractor by prime obligations."
Third Quarter Results
Revenue for the third quarter of fiscal year 2022 decreased $118 million to $1.13 billion, compared to $1.24 billion for the prior year period, which is net of a $413 million expected decline in short-term COVID-19 response work. The decline was offset by a combination of organic growth and acquired growth from the U.S. Federal Services Segment acquisitions. Adjusting for COVID-19 response work, normalized organic growth would be approximately 21% over the prior year period.
Operating income for the third quarter of fiscal year 2022 totaled $54.6 million yielding an operating margin of 4.8%, or 6.9% adjusting for amortization of intangible assets. This compares to an operating margin of 11.2% for the prior year period, or 12.2% adjusting for amortization. Diluted earnings per share were $0.51, or $0.78 adjusting for amortization as compared to $1.51 per share, or $1.66 adjusting for amortization, for the prior year period.

Earnings for the third quarter of fiscal year 2022 were negatively impacted by a contract in the Outside the U.S. Segment that required a write-down of $11.7 million, or $0.14 diluted earnings per share. Absent the write-down, results were in-line with the company's expectations for lower earnings caused by declines in profitable short-term COVID-19 response work and lower volumes in core programs as Medicaid redeterminations remain paused.
U.S. Services Segment
The U.S. Services Segment reported revenue of $399 million for the third quarter of fiscal year 2022 compared to $436 million reported in the prior year period. The revenue decline was due to the expected reduction in short-term COVID-19 response work. Adjusting for this work, normalized organic growth in the segment was nearly 40% driven by ramping of new core work and COVID-19 response work that has evolved into longer term work with new customers gained during the pandemic.
Operating margin for the third quarter of fiscal year 2022 was 8.0% for the segment compared to 14.3% reported for the prior year period. The lower comparative margin was in-line with company expectations due to declines in profitable, short term COVID-19 response work while the redetermination activities tied to the ongoing Public Health Emergency (PHE) remain paused.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal year 2022 decreased to $526 million, compared to $618 million reported for the prior year. The decline was driven by expected reductions in short term COVID-19 response work, partially offset by contributions from the acquisitions of VES and Aidvantage. Adjusting for COVID-19 response work, normalized organic growth in the segment was approximately 6% over the prior year period.
The segment's operating margin for the third quarter of fiscal year 2022 was 10.4% which was in-line with the company's expectation. This compares to 13.9% reported for the prior year period which benefited from particularly high volumes of COVID-19 response work.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal year 2022 increased 6.0% to $201 million as compared to $190 million reported for the prior year. Results were net of a 9% currency headwind. Adjusting for COVID-19 response work, normalized organic growth in the segment was approximately 21% over the prior year period and driven primarily by ramping of the U.K. Restart Programme.
The segment realized an operating loss of $11.2 million for the third quarter of fiscal year 2022 as compared to operating income of $8.3 million for the prior year period. The loss was driven by a write-down on a project in the implementation phase. Due to higher forecasted costs, a forward loss provision was recorded this quarter, putting the contract on a path to breakeven over the remaining life.
Sales and Pipeline
Year-to-date signed contract awards at June 30, 2022, totaled $4.02 billion and contracts pending (awarded but unsigned) totaled $476 million. Awards booked in the third quarter include the previously-disclosed Indiana Eligibility Operations Support new contract, a one-year extension on the CMS Contact Center Operations contract, and various rebid wins.
The sales pipeline at June 30, 2022, was $32.5 billion (comprised of approximately $7.3 billion in proposals pending, $3.6 billion in proposals in preparation, and $21.6 billion in opportunities tracking). New work opportunities represent approximately 59% of the total sales pipeline.
Balance Sheet and Cash Flows
At June 30, 2022, cash and cash equivalents totaled $93.7 million and gross debt was $1.49 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the quarter ended June 30, 2022, as calculated in accordance with our credit agreement, was 2.9x.

For the third quarter of fiscal year 2022, cash from operating activities totaled $57.9 million, and free cash flow was $44.9 million. As of June 30, 2022, Days Sales Outstanding (DSO) were 70 days and within the company's typical range of 65 to 80 days. Large collections that were delayed several days were responsible for lower-than-expected cash flows and a higher DSO in the quarter.
Purchases of Maximus common stock totaled $48.0 million in the third quarter of fiscal year 2022. Subsequent to quarter-end, an additional $22.3 million of purchases have been made.
On July 8, 2022, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on August 31, 2022, to shareholders of record on August 15, 2022.
Updated Fiscal Year 2022 Guidance
The company expects revenue for fiscal year 2022 to range between $4.55 billion and $4.65 billion, yielding a $4.6 billion midpoint that is unchanged from prior guidance. Diluted earnings per share is estimated to range between $2.85 and $3.05 per share, or $3.95 to $4.15 per share adjusting for amortization of intangible assets.
Earnings guidance is revised following third quarter results inclusive of the write-down in the Outside the U.S. Segment. In addition, ramp-up costs to prepare for higher volumes anticipated in the U.S. Federal Services Segment's clinical business in fiscal year 2023, along with retention efforts for the existing staff, results in an $8 million to $10 million investment in the second half of fiscal year 2022. This contributed to pressure on fiscal year 2022 guidance but will provide a benefit to next fiscal year.
For fiscal year 2022, cash flows from operations are expected to range between $220 million and $260 million, and free cash flow to range between $170 million and $210 million. The effective income tax rate is expected to range between 25.0% and 25.5%, weighted average shares outstanding to range between 61.8 million and 62.0 million, absent further share purchase activity, and interest expense to be approximately $42 million for fiscal year 2022.
Mr. Caswell added, "As the short-term COVID-19 response work sunsets, we already see examples of longer-term tailwinds in the business in the form of solid wins, including re-competes, add-on scope, and new wins. We are well-positioned to help our state customers with near-term priorities like the PHE unwinding and to deliver increased assessment capacity at the Federal level as well as IT modernization and transformation which represent customer priorities over the longer run."
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, August 4, 2022, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.

Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth normalized for the effects of COVID-19 response work, free cash flow, operating income and EPS adjusted for amortization of intangible assets and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2021, which was filed with the Securities and Exchange Commission (SEC) on November 18, 2021. The company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands, except per share amounts)
Revenue	$1,125,785	$1,243,520	$3,453,987	$3,148,354
Cost of revenue	915,564	951,664	2,787,160	2,419,785
Gross profit	210,221	291,856	666,827	728,569
Selling, general, and administrative expenses	132,974	140,129	387,502	364,498
Amortization of intangible assets	22,690	12,132	67,951	23,718
Operating income	54,557	139,595	211,374	340,353
Interest expense	(10,791)	(3,087)	(29,867)	(4,049)
Other income/(expense), net	(2,497)	(8,289)	(2,093)	(9,584)
Income before income taxes	41,269	128,219	179,414	326,720
Provision for income taxes	9,934	33,724	44,653	87,534
Net income	$31,335	$94,495	$134,761	$239,186

Earnings per share:
Basic	$0.51	$1.52	$2.17	$3.86
Diluted	$0.51	$1.51	$2.17	$3.84
Weighted average shares outstanding:
Basic	61,607	62,064	62,038	62,028
Diluted	61,756	62,453	62,190	62,300

Dividends declared per share	$0.28	$0.28	$0.84	$0.84

Maximus, Inc.
Consolidated Balance Sheets

	June 30, 2022	September 30, 2021
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$93,748	$135,061
Accounts receivable, net	868,010	834,819
Income taxes receivable	15,608	5,413
Prepaid expenses and other current assets	94,218	104,201
Total current assets	1,071,584	1,079,494
Property and equipment, net	55,908	62,627
Capitalized software, net	48,478	42,868
Operating lease right-of-use assets	143,545	179,349
Goodwill	1,783,870	1,774,406
Intangible assets, net	829,179	879,168
Deferred contract costs, net	43,723	36,486
Deferred compensation plan assets	38,729	46,738
Deferred income taxes	4,776	990
Other assets	38,131	16,839
Total assets	$4,057,923	$4,118,965
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$259,016	$305,565
Accrued compensation and benefits	182,434	186,809
Deferred revenue, current portion	106,797	98,588
Income taxes payable	4,071	6,782
Long-term debt, current portion	59,698	80,555
Operating lease liabilities, current portion	67,680	76,077
Other current liabilities	50,510	35,057
Total current liabilities	730,206	789,433
Deferred revenue, non-current portion	23,518	35,932
Deferred income taxes	196,691	194,638
Long-term debt, non-current portion	1,423,276	1,429,137
Deferred compensation plan liabilities, non-current portion	39,006	47,405
Operating lease liabilities, non-current portion	93,035	121,771
Other liabilities	30,629	20,320
Total liabilities	2,536,361	2,638,636
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,904 and 61,954 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively (shares in thousands)	557,656	532,411
Accumulated other comprehensive loss	(31,991)	(39,908)
Retained earnings	995,897	987,826
Total shareholders' equity	1,521,562	1,480,329
Total liabilities and shareholders' equity	$4,057,923	$4,118,965

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands)
Cash flows from operating activities:
Net income	$31,335	$94,495	$134,761	$239,186
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization of property, equipment and capitalized software	8,676	10,829	29,875	33,664
Amortization of intangible assets	22,690	12,132	67,951	23,718
Amortization of debt issuance costs and debt discount	649	—	1,946	—
Costs related to debt financing	—	8,509	—	8,509
Deferred income taxes	(3,861)	(4,319)	(7,179)	3,632
Stock compensation expense	7,028	7,344	22,080	20,823
Change in assets and liabilities, net of effects of business combinations
Accounts receivable	9,067	(324,521)	(39,997)	(254,304)
Prepaid expenses and other current assets	(315)	(532)	9,454	7,542
Deferred contract costs	(1,271)	(6,589)	(7,702)	(15,773)
Accounts payable and accrued liabilities	(39,530)	104,478	(42,577)	116,873
Accrued compensation and benefits	42,127	51,148	13,846	34,387
Deferred revenue	(18,131)	10,328	342	23,624
Income taxes	693	11,935	(12,822)	15,165
Operating lease right-of-use assets and liabilities	(37)	1,491	(1,330)	1,077
Other assets and liabilities	(1,203)	(9,767)	1,128	(11,464)
Net cash provided by/(used in) operating activities	57,917	(33,039)	169,776	246,659
Purchases of property and equipment and capitalized software	(13,038)	(8,549)	(35,936)	(32,133)
Acquisitions of businesses, net of cash acquired	(14,140)	(1,365,533)	(14,144)	(1,779,473)
Other	2,000	—	2,000	—
Net cash used in investing activities	(25,178)	(1,374,082)	(48,080)	(1,811,606)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,103)	(17,211)	(51,762)	(51,625)
Purchases of Maximus common stock	(48,021)	—	(73,864)	(3,363)
Tax withholding related to RSU vesting	—	—	(9,673)	(9,818)
Payments for debt financing	—	(22,759)	—	(22,759)
Proceeds from borrowings	175,000	1,784,838	415,000	2,285,000
Principal payments for debt	(139,265)	(344,042)	(442,973)	(607,880)
Other	—	(1)	—	(2,763)
Net cash (used in)/provided by financing activities	(29,389)	1,400,825	(163,272)	1,586,792
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,693)	(433)	(4,369)	2,830
Net change in cash, cash equivalents, and restricted cash	(1,343)	(6,729)	(45,945)	24,675
Cash, cash equivalents and restricted cash, beginning of period	111,968	119,965	156,570	88,561
Cash, cash equivalents and restricted cash, end of period	$110,625	$113,236	$110,625	$113,236

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2022		June 30, 2021		June 30, 2022		June 30, 2021
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Services	$399,320		$436,338		$1,183,814		$1,269,487
U.S. Federal Services	525,519		617,601		1,680,678		1,352,982
Outside the U.S.	200,946		189,581		589,495		525,885
Revenue	$1,125,785		$1,243,520		$3,453,987		$3,148,354
Gross Profit:
U.S. Services	$74,135	18.6%	$104,814	24.0%	$248,805	21.0%	$323,256	25.5%
U.S. Federal Services	124,203	23.6%	155,776	25.2%	365,932	21.8%	312,405	23.1%
Outside the U.S.	11,883	5.9%	31,266	16.5%	52,090	8.8%	92,908	17.7%
Gross Profit	$210,221	18.7%	$291,856	23.5%	$666,827	19.3%	$728,569	23.1%
Selling, general, and administrative expenses:
U.S. Services	$42,351	10.6%	$42,606	9.8%	$115,726	9.8%	$116,655	9.2%
U.S. Federal Services	69,466	13.2%	69,647	11.3%	203,340	12.1%	172,877	12.8%
Outside the U.S.	23,101	11.5%	22,973	12.1%	68,452	11.6%	65,018	12.4%
Other (2)	(1,944)	NM	4,903	NM	(16)	NM	9,948	NM
Selling, general, and administrative expenses	$132,974	11.8%	$140,129	11.3%	$387,502	11.2%	$364,498	11.6%
Operating income/(loss):
U.S. Services	$31,784	8.0%	$62,208	14.3%	$133,079	11.2%	$206,601	16.3%
U.S. Federal Services	54,737	10.4%	86,129	13.9%	162,592	9.7%	139,528	10.3%
Outside the U.S.	(11,218)	(5.6) %	8,293	4.4%	(16,362)	(2.8) %	27,890	5.3%
Amortization of intangible assets	(22,690)	NM	(12,132)	NM	(67,951)	NM	(23,718)	NM
Other (2)	1,944	NM	(4,903)	NM	16	NM	(9,948)	NM
Operating income/(loss)	$54,557	4.8%	$139,595	11.2%	$211,374	6.1%	$340,353	10.8%
(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)Other selling, general, and administrative expenses includes costs that are not allocated to a particular segment. This includes legal expenses and settlements and expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed. Our results for the three and nine months ended June 30, 2022 included a $2.3 million credit related to changes in acquisition related contingent consideration.

Maximus, Inc.
Consolidated Free Cash Flow - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands)
Net cash provided by/(used in) operating activities	$57,917	$(33,039)	$169,776	$246,659
Purchases of property and equipment and capitalized software costs	(13,038)	(8,549)	(35,936)	(32,133)
Free cash flow (Non-GAAP)	$44,879	$(41,588)	$133,840	$214,526

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(dollars in thousands, except per share data)
Operating income	$54,557	$139,595	$211,374	$340,353
Add back: Amortization of intangible assets	22,690	12,132	67,951	23,718
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$77,247	$151,727	$279,325	$364,071
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	6.9%	12.2%	8.1%	11.6%

Net income	$31,335	$94,495	$134,761	$239,186
Add back: Amortization of intangible assets, net of tax	16,750	8,941	50,164	17,364
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$48,085	$103,436	$184,925	$256,550

Diluted earnings per share	$0.51	$1.51	$2.17	$3.84
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.27	0.15	0.80	0.28
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$0.78	$1.66	$2.97	$4.12